EXHIBIT 99.1

Exactech Q2 2015 Revenue $61.5 Million. Net Income $3.7 Million. Diluted EPS $0.26.

Gainesville, Fla. - July 28, 2015 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder and spine, announced today revenue of $61.5 million for the second quarter of 2015, a 4% decrease from $63.9 million in the second quarter of 2014. Net income was $3.7 million, or $0.26 per diluted share, compared to $4.2 million, or $0.30 per diluted share, in the same quarter a year ago.

Second Quarter Segment Performance
The second quarter of 2015 continued to be impacted by a weakened Euro and Japanese Yen relative to the U.S. Dollar. The following are company revenue results, as well as adjusted revenue comparisons on a constant currency basis:

•	Extremity implant revenue increased 8% to $20.5 million, a 9% constant currency increase

•	Knee implant revenue decreased 10% to $19.0 million, a 4% constant currency decrease

•	Hip implant revenue decreased 2% to $10.9 million, a 1% constant currency increase

•	Biologic and Spine revenue decreased 9% to $5.9 million, a 4% constant currency decrease

•	Other revenue decreased 15% to $5.2 million, a 14% constant currency decrease

Six Months Highlights and Segment Performance
For the first six months of 2015, revenue was $122.9 million, a decrease of 3% over $127.2 million for the comparable period last year. Net income for the first six months of 2015 decreased 7% to $7.8 million, or $0.55 per diluted share compared to $8.4 million, or $0.60 per diluted share for the first six months of 2014. First six month product revenues were as follows:

•	Extremity implant revenue increased 7% to $41.6 million, a 9% constant currency increase

•	Knee implant revenue decreased 10% to $37.4 million, a 5% constant currency decrease

•	Hip implant revenue was relatively unchanged at $21.9 million, a 4% constant currency increase

•	Biologic and Spine revenue decreased 10% to $11.0 million, a 6% constant currency decrease

•	Other revenue decreased 13% to $11.0 million, an 11% constant currency decrease

Management Comment

Exactech CEO and President David Petty said, “The first half of 2015 posed difficult challenges. We faced strong currency headwinds, worked to optimize our inventory flow and supply service levels and executed some disruptive but necessary changes within our domestic sales channel. We also invested heavily in our pipeline of new products, several of which initially will be used in surgeries during the second half of the year. Partially because of improvements we have made to our sales force and also because of the initial availability of new revision systems in our hip, knee and shoulder product lines, we expect the second half will be considerably better. This should result in a satisfactory year’s performance, providing positive momentum as we head into 2016.”

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“Worldwide sales for the first half of 2015 decreased 3% to $122.9 million and were flat on a constant currency basis. U.S. sales were down 2% to $82.5 million compared with $83.8 million in the first half a year ago. International sales decreased 7% to $40.3 million. U.S. sales for the second quarter of 2015 were down 2% to $41.3 million compared with $42.2 million in the second quarter a year ago. International sales decreased 7% to $20.2 million. On a constant currency basis, international sales increased 4% and worldwide sales were flat for the second quarter. U.S. sales represented 67% of total sales and international sales were 33% of the total,” Petty said.

Chief Financial Officer Jody Phillips said, “Gross margins decreased largely as expected to 68.6% for the second quarter of 2015 vs 69.4% in the second quarter of 2014 due to pricing and currency impacts. Total operating expenses for the quarter decreased 4% to $36.0 million and as a percentage of sales were 59%, the same as the second quarter of 2014. General and administrative expenses increased 2% in the second quarter at $5.8 million and sales and marketing expenses decreased 6% to $21.5 million primarily due to the currency impact of our direct operations in Europe. We continued to produce positive cash flows, which resulted in a $3.3 million improvement in our cash and net debt position during the second quarter.”

Looking forward, Exactech updated its 2015 revenue guidance to $246-$250 million and its diluted EPS target to $1.16-$1.20. For the third quarter ending September 30, 2015, the company said it anticipates revenues of $58.0-$60.0 million and diluted EPS of $0.23-$0.25. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company will hold a conference call with CEO David Petty and key members of the management team on Wednesday, July 29th at 10:00 a.m. Eastern Time. The call will cover Exactech’s second quarter 2015 results. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-510-1785 any time after 9:50 a.m. Eastern on July 29th. International and local callers should dial 1-719-325-2455. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=115275.
This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These

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forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Executive Vice President of Finance &             305-451-1888
Chief Financial Officer                    E-mail: EXAC@hawkassociates.com
352-377-1140

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,852	$10,051
Accounts receivable, net of allowances of $821 and $993	52,751	50,731
Prepaid expenses and other assets, net	3,575	2,436
Income taxes receivable	966	1,492
Inventories – current	71,964	72,827
Deferred tax assets – current	1,616	1,620
Total current assets	145,724	139,157

PROPERTY AND EQUIPMENT:
Land	2,687	2,742
Machinery and equipment	36,318	35,434
Surgical instruments	106,096	101,142
Furniture and fixtures	4,745	4,556
Facilities	20,087	19,981
Projects in process	862	1,166
Total property and equipment	170,795	165,021
Accumulated depreciation	(91,781)	(84,915)
Net property and equipment	79,014	80,106

OTHER ASSETS:
Deferred financing and deposits, net	610	676
Non-current inventories	16,400	17,465
Product licenses and designs, net	12,031	8,641
Patents and trademarks, net	1,561	1,701
Customer relationships, net	130	203
Goodwill	19,016	13,091
Total other assets	49,748	41,777
TOTAL ASSETS	$274,486	$261,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,271	$13,615
Income taxes payable	4	146
Accrued expenses and other liabilities	8,661	9,194
Other current liabilities	1,747	250
Current portion of long-term debt	3,000	3,000
Total current liabilities	26,683	26,205

LONG-TERM LIABILITIES:
Deferred tax liabilities	4,026	2,794
Long-term debt, net of current portion	18,750	20,250
Other long-term liabilities	5,222	420
Total long-term liabilities	27,998	23,464
Total liabilities	54,681	49,669

SHAREHOLDERS’ EQUITY:
Common stock	141	139
Additional paid-in capital	79,567	76,126
Accumulated other comprehensive loss	(11,179)	(8,397)
Retained earnings	151,276	143,503
Total shareholders’ equity	219,805	211,371

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$274,486	$261,040

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Nine Month Periods
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
NET SALES	$61,493	$63,919	$122,869	$175,510

COST OF GOODS SOLD	19,334	19,565	37,976	53,791
Gross profit	42,159	44,354	84,893	121,719

OPERATING EXPENSES:
Sales and marketing	21,464	22,885	43,314	46,598
General and administrative	5,776	5,667	11,623	11,452
Research and development	4,602	4,864	9,131	9,057
Depreciation and amortization	4,182	4,124	8,624	8,446
Total operating expenses	36,024	37,540	72,692	75,553

INCOME FROM OPERATIONS	6,135	6,814	12,201	46,166

OTHER INCOME (EXPENSE):
Interest income	2	5	4	8
Other income	37	26	65	50
Interest expense	(275)	(260)	(577)	(607)
Foreign currency exchange gain (loss)	(557)	(113)	(759)	200
Total other income (expense)	(793)	(342)	(1,267)	(349)

INCOME BEFORE INCOME TAXES	5,342	6,472	10,934	45,817

PROVISION FOR INCOME TAXES	1,681	2,312	3,161	4,718

NET INCOME	$3,661	$4,160	$7,773	$41,099

BASIC EARNINGS PER SHARE	$0.26	$0.30	$0.56	$0.61

DILUTED EARNINGS PER SHARE	$0.26	$0.3	$0.55	$0.6

SHARES - BASIC	13,947	13,694	13,965	13,646

SHARES - DILUTED	14,167	13,986	14,203	13,946

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EXACTECH INC.